Exhibit 99.1

Archrock Appoints Mohit Singh Senior Vice President and Chief Financial Officer

HOUSTON, June 24, 2026 (GLOBE NEWSWIRE) -- Archrock, Inc. (NYSE:AROC) today announced that Mohit Singh has been appointed Senior Vice President and Chief Financial Officer, effective July 6, 2026.

Mr. Singh brings more than 25 years of experience across the energy value chain, with expertise in oil & gas operations, investment banking and corporate finance. He served as Executive Vice President and Chief Financial Officer of Chesapeake Energy Corporation from 2021 through its merger with Southwestern Energy Company in 2024 to form Expand Energy Corporation, where he continued as CFO until August 2025. Prior to Chesapeake, Mr. Singh held senior leadership roles at BPX Energy, BP’s U.S. onshore subsidiary, where he led mergers and acquisitions, business development, exploration and operations functions. Earlier in his career, he served in investment banking roles at Goldman Sachs and RBC Capital Markets and began his career with Shell Exploration & Production Company.

Mr. Singh earned a PhD in Chemical Engineering from the University of Houston, an MBA from the University of Texas at Austin and a BTech in Chemical Engineering from the Indian Institute of Technology – Kanpur.

Mr. Singh has served since 2024 as an independent director of Powell Industries, a Houston-based leader in electrical engineering and power solutions serving critical infrastructure markets, including utilities, energy, petrochemicals, and data centers.

“We are thrilled to welcome Mohit to Archrock,” said Brad Childers, President and CEO of Archrock. “He brings significant public company experience, deep energy industry expertise and a strategic perspective that will be valuable to our management team and Board as we position Archrock for its next phase of growth.”

“I am honored to join Archrock at this exciting time,” said Mohit Singh. “Archrock has established strong momentum, underpinned by a disciplined operating model and compelling opportunities to support customers amid growing long-term demand for natural gas. I look forward to working closely with Brad and the entire Archrock team to execute on the company's strategic priorities, deliver strong financial results and create sustainable long-term value for shareholders.”

Mr. Singh succeeds Douglas S. Aron, who previously announced his intention to retire.

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how the Company embodies its purpose, WE POWER A CLEANER AMERICATM, visit www.archrock.com.

For information, contact:

Megan Repine

Vice President, Investor Relations

(281) 836-8360

investor.relations@archrock.com